UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2023

Purple Innovation, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37523	47-4078206
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4100 North Chapel Ridge Rd., Suite 200
Lehi, Utah	84043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 756-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	PRPL	The NASDAQ Stock Market LLC
Proportional Representation Preferred Linked Stock, par value $0.0001 per share	N/A	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 19, 2022, the Company and Robert T. DeMartini, the Company’s Chief Executive Officer, entered an amended and restated employment agreement (the “Amended and Restated Employment Agreement”) appointing Mr. DeMartini as chief executive officer. Under the Amended and Restated Employment Agreement, the Company agreed that Mr. DeMartini’s compensation, among other things, included restricted stock units subject to 0.5 million shares of the Company’s Class A common stock and stock options to purchase 0.5 million shares of Class A common stock, for which one third of each of the restricted stock units and options would vest on each annual anniversary of the grant date, provided Mr. DeMartini remains in continuous employment with the Company. The initial grant date occurred on March 25, 2022 (the “Initial Grant”). On April 8, 2022, the Company rescinded and cancelled from the Initial Grant 0.4 million of the restricted stock units and 0.4 million of the stock options, for no consideration and with Mr. DeMartini’s consent, so that the Initial Grant would not exceed the annual limit on shares of Class A common stock underlying awards granted to a single participant as set forth in the Company’s 2017 Equity Incentive Plan (the “Plan”), leaving the Initial Grant at 0.1 million of each of the restricted stock units and stock options.

On June 2, 2022, the Board adopted an amendment to Section 5(f) of the Plan, subject to shareholder approval of the amendment, to set the annual limit on shares subject to equity awards granted to individual participants at 1.5 million shares and to increase the annual limit of payable cash under equity awards to an individual participant to $7.5 million. This amendment is subject to shareholder approval and the Board plans to recommend the amendment at the upcoming annual meeting of shareholders. Also on June 2, 2022, the Company granted to Mr. DeMartini restricted stock units subject to 0.1 million shares of Class A common stock and stock options to purchase 0.1 million shares of Class A common stock (the “Reissued Grant”), making the total of the Initial Grant and Reissued Grant 0.2 million of each of the restricted stock units and stock options. The Company also conditionally granted restricted stock units subject to 0.3 million shares of Class A common stock and stock options to purchase 0.3 million shares of Class A common stock (the “Conditional Reissued Grant”). The Conditional Reissued Grant is conditioned on shareholder approval of the Company’s proposed amendments to Section 5(f) of the Plan.

On March 15, 2023, the Company and Mr. DeMartini entered into amended and restated grant agreements relating to the Initial Grant, Reissued Grant and Conditional Reissued Grant (collectively the “Amended and Restated Grant Agreements”), revising the vesting schedule of the awards included in each grant. The amended and restated grant agreements provide that (i) 0.10 million of the restricted stock units and 0.10 million of the options included in the Initial Grant will vest in full on March 25, 2023, (ii) 0.06 million of the restricted stock units and 0.06 million of the options included in the Reissued Grant will vest on March 25, 2023, (iii) the remaining 0.04 million of the restricted stock units and 0.04 million of the options included in the Reissued Grant will vest on March 25, 2024, (iv) 0.13 million of the restricted stock units and 0.13 million of the options included in the Conditional Reissued Grant, subject to shareholder approval of the amendment to the Plan described above, also will vest on March 15, 2024; and (v) the remainder of the restricted stock units and options included in the Conditional Reissued Grant will vest in full on March 25, 2025. The amendments reflect the vesting intended in the Amended and Restated Employment Agreement and will result in an acceleration of stock-based compensation expense of approximately $0.8 million into the first quarter of 2023 from other future periods over the previous vesting period.

The foregoing summaries of the Amended and Restated Grant Agreements do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Amended and Restated Grant Agreements, copies of which are attached as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 to this report and are incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Restricted Share Unit Agreement dated March 15, 2023, between the Company and Robert T. DeMartini.
10.2	Amended and Restated Option Grant Agreement dated March 15, 2023, between the Company and Robert T. DeMartini.
10.3	Amended and Restated Restricted Share Unit Agreement (Reissued) dated March 15, 2023, between the Company and Robert T. DeMartini.
10.4	Amended and Restated Option Grant Agreement (Reissued) dated March 15, 2023, between the Company and Robert T. DeMartini.
10.5	Amended and Restated Restricted Share Unit Agreement (Reissued Excess Subject to Approval) dated March 15, 2023, between the Company and Robert T. DeMartini.
10.6	Amended and Restated Option Grant Agreement (Reissued Excess Subject to Approval) dated March 15, 2023, between the Company and Robert T. DeMartini.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2023	PURPLE INNOVATION, INC.

	By:	/s/ Bennett Nussbaum
Bennett Nussbaum
Interim Chief Financial Officer

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